Exhibit 99.1

Third Quarter 2014 - Earnings Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner

Uwharrie Capital Corp

704-991-1138

Date: October 21, 2014

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $517.0 million at September 30, 2014, versus $517.3 million at December 31, 2013. Net income for the nine-month period ended September 30, 2014, was $1.53 million versus $1.14 million for the same period in 2013, a 35% improvement. For the nine months, ended September 30, 2014, net income available to common shareholders was $1.09 million or $0.15 per share compared to $520 thousand or $0.07 per share for September 30, 2013, a 110% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended September 30, 2014 was $399 thousand versus $218 thousand for the same period in 2013, an 83% improvement. Three months ended September 30, 2014, net income available to common shareholders was $250 thousand or $0.03 per share versus $43 thousand for the three months ended September 30, 2013.

The operating efficiencies coming from the consolidation of three bank charters made last year was the main contributor to the improvement in earnings. The decline of problem assets and the level of loan loss reserve made an additional contribution, as did the wealth management division, Strategic Investment Advisors, which is having its most profitable year.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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